Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Infinera Announces Anticipated Closing Date of Acquisition by Nokia and Deadline for Infinera Stockholders to Revoke Election of Merger Consideration

SAN JOSE, CALIFORNIA, February 18, 2025 – Infinera Corporation (NASDAQ: INFN) (“Infinera”) today announced that its pending acquisition (the “Transaction”) by Nokia Corporation (“Nokia”) is anticipated to be completed on or about February 28, 2025, which date remains subject to receipt of remaining outstanding regulatory approvals and the satisfaction of other remaining customary closing conditions.

Based on the anticipated February 28, 2025 completion date, Infinera today also announced that the deadline to revoke a previously made election with respect to the form of merger consideration to be received in the Transaction is 5:00 p.m., New York City time, on February 21, 2025 (the “Election Revocation Deadline”). In the event that the anticipated completion date is delayed, Infinera will communicate an updated Election Revocation Deadline.

Holders of shares of Infinera’s common stock who have made a valid election with respect to the form of merger consideration to be received in the Transaction and who wish to sell or otherwise transfer such shares may revoke their election prior to and in connection with selling or transferring such shares. No revocations will be accepted or effected after the Election Revocation Deadline.

A holder of shares of Infinera’s common stock that are the subject of an election that has not been properly and timely revoked will no longer be able to sell or transfer such shares following the Election Revocation Deadline, and the holder will be entitled to receive the applicable merger consideration with respect to such shares upon completion of the Transaction.

Infinera stockholders of record may, at any time prior to the Election Revocation Deadline, revoke a previously made election prior to and in connection with selling or transferring their shares by delivery of a notice of withdrawal (a “Notice of Withdrawal”) to Computershare Trust Company, N.A. (the “Exchange Agent”) at the applicable address set forth below:

If delivering by U.S. mail:	If delivering by courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite 101 Canton, MA 02021

A revocation will be valid only if a properly completed and signed Notice of Withdrawal is received by the Exchange Agent by the Election Revocation Deadline.

Infinera stockholders who hold shares through a bank, broker or other nominee may be subject to an earlier deadline for revoking elections, and should contact their bank, broker or other nominee for assistance revoking an election in connection with selling or transferring such shares.

If an Infinera stockholder validly revokes a previously made election prior to the Election Revocation Deadline (or any earlier deadline applicable to the stockholder), that stockholder will be deemed to have elected to have those shares converted into the right to receive $6.65 per share in cash, without interest.

The aggregate merger consideration payable by Nokia is subject to proration as described in the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) filed with the U.S. Securities and Exchange Commission by Infinera and Nokia in connection with the Transaction. Infinera and Nokia intend only to announce the results of stockholder elections and required proration, if any, in connection with the closing of the Transaction.

Infinera stockholders of record who wish to request election revocation materials, including a Notice of Withdrawal, should contact Sodali & Co at (800) 662-5200 (for registered holders of Infinera common stock) or (203) 658-9400 (for banks and brokers), or by email at INFN@investor.sodali.com. Infinera stockholders who hold shares through a bank, broker or other nominee should contact their bank, broker or other nominee for assistance revoking an election.

Infinera stockholders should carefully read the Proxy Statement/Prospectus and all election and election revocation materials provided to them or filed by Infinera or Nokia in connection with the Transaction before revoking an election.

About Infinera

Infinera is a global supplier of innovative open optical networking solutions and advanced optical semiconductors that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. Infinera solutions deliver industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on X and LinkedIn, and subscribe for updates.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, and there will not be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.

Statements in this communication that are forward-looking may include statements regarding the anticipated closing of the Transaction and related matters.

Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (1) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (2) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction; (3) possible disruption related to the Transaction to the current plans, operations and business relationships of Nokia and Infinera, including through the loss of customers and employees; (4) the amount of the costs, fees, expenses and other charges incurred by Nokia and Infinera related to the Transaction; (5) the possibility that the stock prices of Nokia or Infinera could fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (6) for both Nokia and Infinera, the possible diversion of management’s time and attention from ongoing business operations and opportunities; (7) the response of competitors and other market participants to the Transaction; (8) potential litigation relating to the Transaction; (9) uncertainty as to the timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (10) the other risks and uncertainties detailed in the periodic reports that Nokia and Infinera file with the SEC. All forward-looking statements in this communication are based on information available to Infinera as of the date of this communication, and, except as required by law, Infinera does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Amitabh Passi

apassi@infinera.com